Exhibit 99.5

Report of Independent Registered Public Accounting Firm

Report of Independent Registered Public Accounting Firm

We have examined the accompanying assertion made by management on The Pennsylvania Higher Education Assistance Agency’s (PHEAA) compliance with the requirements of the Federal Family Education Loan Program for the year ended June 30, 2005, in accordance with Section 2.3 of the Amended and Restated Servicing Agreement, dated July 1, 2004, between PHEAA, as Servicer, and PHEAA Student Loan Trust I, as Issuer.  Management is responsible for PHEAA’s compliance with those requirements.  Our responsibility is to express an opinion on management’s assertion about PHEAA’s compliance based on our examination.

Our examination was conducted in accordance with the Standards of the Public Company Accounting Oversight Board (United States) and, accordingly, included examining, on a test basis, evidence about PHEAA’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances.  We believe that our examination provides a reasonable basis for our opinion.  Our examination does not provide a legal determination on PHEAA’s compliance with specified requirements.

In our opinion, management’s assertion that PHEAA complied with the aforementioned requirements for the year ended June 30, 2005 is fairly stated, in all material respects.

The report is intended solely for the information and use of the Board of Directors and management of PHEAA, PHEAA Student Loan Trust I, the Indenture Trustee and the Owner Trustee and is not intended to be and should not be used by anyone other than these specified parties.

KPMG LLP

Harrisburg, PA

July 1, 2005

Attachment to Report of Independent Registered Public
Accounting Firm Regarding Servicer

Management Report on the Pennsylvania Higher Education
Assistance Agency’s Compliance, as Servicer, with the Requirements of the Servicing Agreement with PHEAA Student Loan Trust I

Management of the Pennsylvania Higher Education Assistance Agency (PHEAA), as Servicer, is responsible for compliance with the requirements of the Federal Family Education Loan Program for the year ended June 30, 2005.  Those requirements are as follows:

•                  The loan information (loan types, interest rate, beginning and ending principal loan balances), and loan status (past due, in grace, in deferment) reported in Parts I, II, III, IV, and V of either the LaRS (Lenders Interest and Special Allowance Request and Report, formerly known as the ED Form 799) prepared by PHEAA and submitted to ED on behalf of our lender clients or the billing information prepared by PHEAA and submitted to our lender clients during the year ended June 30, 2005 agrees with PHEAA’s summary records/ledger as of June 30, 2005.

•                  PHEAA serviced loans reported in either the LaRS prepared by PHEAA and submitted to ED on behalf of our lender clients or the billing information prepared by PHEAA and submitted to our lender clients during the year ended June 30, 2005 include all applicable documents listed in Section II, Compliance Requirement 2, of the Audit Guide that our lender clients have contracted with PHEAA to store.

•                  During the year ended June 30, 2005, PHEAA completely reported, classified and computed, in accordance with LaRS instructions, loan origination information reported in Part I in either the LaRS prepared by PHEAA and submitted to ED on behalf of our lender clients or the billing information prepared by PHEAA and submitted to our lender clients.

Although PHEAA prepared LaRS billing information for our lender clients, each individual lender client will have to make their own assertion regarding compliance with requirements for payment to ED of origination fees in excess of interest and special allowance.

•                  Loans included in Part II of either the LaRS prepared by PHEAA and submitted to ED on behalf of our lender clients or the billing information prepared by PHEAA and submitted to our lender clients during the year ended June 30, 2005 were in compliance with requirements that loans are (1) in a status eligible for interest benefits, (2) assigned the correct interest rate in accordance with Section 427A(a)-(i) of the Higher Education Act (HEA), as amended, and (3) classified in the correct interest rate category in accordance with LaRS instructions. Ending principal amounts, average daily balances, and interest amounts were calculated in accordance with requirements for calculation of interest benefits in accordance with the LaRS instructions.

•                  Loans included in Part III of either the LaRS prepared by PHEAA and submitted to ED on behalf of our lender clients or the billing information prepared by PHEAA and submitted to our lender clients during the year ended June 30, 2005 were in compliance with requirements that loans are (1) in a status eligible for special allowance, and (2) properly categorized on the LaRS in accordance with the LaRS instructions. Ending principal balances, average daily balances, and adjustments for differences in average daily balances were calculated in accordance with requirements for calculation of special allowance in accordance with the LaRS instructions.

•                  In Parts IV and V of the LaRS prepared by PHEAA and submitted to ED on behalf of our lender clients or the billing information prepared by PHEAA and submitted to our lender clients during the year ended June 30, 2005, PHEAA properly classified and accurately reported loan principal balances in accordance with the LaRS instructions and included all outstanding loans (except those for which the guaranty was voided are not included in Part V).

•                  Loan purchases and sales made on behalf of our lender clients during the year ended June 30, 2005 were recorded by PHEAA in accordance with the applicable documents such as purchase/sales agreements or the instructions the lender provided to PHEAA with respect to the start/end date of eligibility for interest, special allowance and responsibility for payment of loan origination fees.  During the year ended June 30, 2005, PHEAA recorded completely and accurately in the servicer’s loan servicing system all applicable LaRS loan data for loans transferred, including beginning balances.

Although PHEAA prepared LaRS billing information for our lender clients, each individual lender client will have to make their own assertion regarding compliance with requirements for payment to ED of origination fees in excess of interest and special allowance.

•                  Upon receipt of Student Status Confirmation Reports or other notification of change information for loans serviced during the year ended June 30, 2005, PHEAA accurately updated loan records for changes to student status, including conversion to repayment status in accordance with 34 CFR 682.401(b)(20) and 34 CFR 682.209, respectively.

•                  For loans serviced during the year ended June 30, 2005, PHEAA:  (a) calculated interest and principal in accordance with 34 CFR 682.304 and (b) applied (i) loan payments effective with the day of receipt, and (ii) prepayments in accordance with 34 CFR 682.209(b) or the documented specific request of the borrower.

•                  For loans serviced during the year ended June 30, 2005, PHEAA complied with the due diligence requirements for collection of delinquent loans, including the requirements for skip-tracing or pre-claims assistance set forth in 34 CFR 682.411 (c)-(m).

•                  For loans serviced during the year ended June 30, 2005, PHEAA complied with deadlines for timely filing of claims with the guaranty agency concerning death, disability, false certification, closed schools, or bankruptcy contained in 34 CFR 682.402(b), (c), (d), (e), and (f) for default claims contained in 34 CFR 682.406(a)(5). For loans serviced during the year ended June 30, 2005, PHEAA accurately categorized amounts pertaining to claims in the LaRS.

•                  For loans with timely-filing violations or due diligence violations that were cured during the year ended June 30, 2005, PHEAA documented that it performed cure procedures required by 34 CFR 682 Appendix D [Bulletin 88-G-138]. For loans on which a cure was required but that were not cured during the year ended June 30, 2005, PHEAA properly categorized the loans in the LaRS prepared and submitted to ED on behalf of our lender clients or the billing information prepared by PHEAA and submitted to our lender clients.

Management has performed an evaluation of PHEAA’s compliance with the aforementioned requirements of the Federal Family Education Loan Program.  Based upon this evaluation, management believes that, for the year ended June 30, 2005, PHEAA was in compliance with the aforementioned requirements of the Federal Family Education Loan Program.

/s/ JAMES L. PRESTON	July 1, 2005
James L. Preston	Date
Executive Vice President
PHEAA, as Servicer